Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE October 16, 2003

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2003

•	Peabody sets new sales record of 52.6 million tons for quarter

•	Powder River Basin operations set quarterly shipment record of 28.3 million tons

•	Earnings per share total $0.39 for the quarter and $1.33 through nine months (excluding charges in the first half of 2003 for early debt extinguishment and accounting changes)

•	EBITDA totals $104.3 million for the quarter and $297.8 million through nine months

ST. LOUIS, Oct. 16 — Peabody Energy (NYSE: BTU) today reported third quarter income of $21.5 million, or $0.39 per share. Income for the first nine months of 2003 totaled $72.8 million, or $1.33 per share, before previously announced charges for early debt extinguishment and the cumulative effect of accounting changes totaling $63.7 million, or $1.16 per share.

     Third quarter EBITDA of $104.3 million came in at the high end of the company’s targets of $95 million to $105 million, and EBITDA for the first nine months totaled $297.8 million.

     “The year is playing out as we expected,” said Irl F. Engelhardt. “The Peabody team is holding the line on costs, market fundamentals are improving, and second-half sales volumes are higher.”

FINANCIAL RESULTS

     Peabody posted third quarter revenues of $701.9 million, compared with $714.6 million in the prior year. The 2003 third quarter benefited from increased Western production and trading and brokerage sales that overcame softer pricing on contracts signed during 2002, while the prior year included $42.7 million of revenue from favorable Southwest contract resolutions.

     EBITDA totaled $104.3 million for the third quarter and $297.8 million for nine months, compared with $110.4 million and $337.9 million in the prior year (which included $37.1 million in favorable contract resolutions in the third quarter of 2002). Quarterly EBITDA benefited from per-ton operating cost improvement in both the East and the West as operations ran at more optimal levels. The latest industry data confirms that Peabody’s Rawhide Mine is the most productive mine in America, and Peabody has three of the seven most productive operations in the country.

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PEABODY ENERGY ANNOUNCES RESULTS — ADD ONE

     Cost controls offset a longer-than-expected ramp-up of the new 4 million ton-per-year Highland Mine in Western Kentucky due to performance problems with new equipment, start-up issues associated with the Vermilion Grove Mine and damage to an overland conveyor system in West Virginia. Operating profit totaled $35.6 million for the quarter and $100.4 million for the first nine months, compared with respective prior-year results of $51.3 million and $161.5 million that include the contract resolutions.

     Income totaled $21.5 million for the quarter and $72.8 million through nine months, excluding special items, compared with $29.0 million and $75.8 million in the prior-year periods. During the first half of 2003, the company reported $53.5 million in early debt extinguishment charges and a $10.2 million charge for the cumulative effect of accounting changes. Including these items, income totaled $9.1 million for the most recent nine months.

     As expected, results include tax benefits of $8.5 million for the quarter, which is primarily due to the ongoing tax effects of depletion. The company continues to anticipate full-year 2003 tax benefits of approximately $50 million, compared with $40 million in 2002.

     During the quarter, the company also:

•	Completed a 5.4 million share secondary equity offering that lowered the ownership of the Lehman Merchant Banking Fund to 19 percent;

•	Entered into $400 million of interest rate swaps to reduce interest expense;

•	Completed the registration of $650 million in bonds issued in March as part of a $1.7 billion refinancing to simplify the capital structure, increase flexibility and improve interest expense. The company now expects interest savings of $20 million per year from the lower rates; and

•	Raised the dividend 25 percent and announced a dividend reinvestment program.

BUSINESS HIGHLIGHTS

MINING OPERATIONS: Gross margins from U.S. Mining Operations of $137.8 million increased 5 percent over the second quarter of 2003. Improved capacity utilization and a strong cost control focus overcame operating difficulties mentioned earlier. The company also experienced the normal downtime and higher maintenance expenses associated with scheduled mine vacation shutdowns.

     Capital expenditures eased to $27 million in the third quarter and totaled $119 million

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PEABODY ENERGY ANNOUNCES RESULTS — ADD TWO

through nine months, after completing the majority of capital investments associated with the development of the Highland and Federal mines in the first half.

     Peabody also received four major awards for excellence in surface coal mining reclamation from the U.S. Department of the Interior. The honors include the first “Gold” Good Neighbor Award for the company’s activities on Native American lands in Arizona, and the Director’s Award for outstanding results reclaiming wetlands in Indiana. Peabody has earned the Director’s Award for four consecutive years.

SALES AND TRADING: Peabody’s record third-quarter sales volume of 52.6 million tons reflects a 6 percent increase over the prior year. Peabody’s sales volumes were driven by record Powder River Basin shipments of 28.3 million tons in the quarter. Total 2003 sales are targeted in the range of 200 — 205 million tons, and production is targeted in the range of 175 — 180 million tons. Nine-month shipments of 150.2 million tons also set a record.

     Trading and brokerage operations continued to perform well, contributing gross margin of $9.3 million for the quarter and $40.7 million year to date.

RESOURCE MANAGEMENT: Gross margin from Resource Management activities was $3.0 million for the third quarter and $17.0 million for nine months.

     Peabody also continues to make progress on the development of the Thoroughbred and Prairie State generating projects. The permitting process continues to advance for both projects, and strong interest exists from potential customers and partners for the projects.

MARKET OVERVIEW

     Peabody believes that coal market fundamentals continued to improve in the quarter:

•	The economy grew and the industrial sector strengthened;

•	Weather patterns were normal, with a 7 percent increase in third quarter cooling degree days following a mild second quarter;

•	Competing fuels are constrained, with nuclear and hydro generation at practical limits and natural gas prices in the $5.00 to $6.00 per million Btu range;

•	Stockpiles are at or below normal and prior-year levels, and coal supply and demand are in balance in most regions;

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PEABODY ENERGY ANNOUNCES RESULTS — ADD THREE

•	Permitting, financial and operating difficulties in Appalachia continue to affect the region’s output;

•	Environmental regulations have been favorably clarified and reasonable multi-emissions standards are gaining support;

•	The pending energy bill contains clean coal technology funding, and leaders from both parties have expressed strong support for coal technologies; and

•	Plans for new coal plants continue to solidify, with multiple announcements, permits and construction projects under way across the country.

     These favorable factors have allowed Peabody to increase planned production levels from the 175 — 180 million ton range for 2003 to the 190 - 200 million ton range for 2004. Peabody has committed and priced 168 million tons of planned 2004 production and 111 million tons of planned 2005 production, as of Sept. 30. Peabody has strong upside, with 110 — 120 million tons of expected production to be priced over the next two years.

OUTLOOK

     Peabody continues to target full-year 2003 EBITDA in the range of $405 million to $415 million. Excluding charges related to early debt extinguishment of approximately $0.98 per share and the cumulative effect of accounting changes of approximately $0.18 per share, full-year 2003 earnings remain targeted in the range of $1.60 to $1.75 per share.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal fuels more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.

EBITDA (also called adjusted EBITDA) is defined as income before the cumulative effect of accounting changes before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

This information includes certain non-GAAP and pro forma financial measures as defined by new SEC regulations. As required by those regulations, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is available in the “Investor Info” section of www.PeabodyEnergy.com.

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PEABODY ENERGY ANNOUNCES RESULTS — ADD FOUR

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; coal’s market share of electricity generation; the extent of the economic recovery and future economic conditions; milder-than-normal weather; railroad and other transportation performance and costs; the ability to renew sales contracts upon expiration or renegotiation; the ability to successfully implement operating strategies; the effectiveness of cost-cutting measures; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; credit, market and performance risk associated with customers; modification or termination of long-term coal supply agreements; reductions of purchases by major customers; risks inherent to mining including geologic conditions or unforeseen equipment problems; terrorist attacks or threats affecting our operations or our customers’ operations; changes in interpretation of tax law; replacement of reserves; implementation of new accounting standards; inflationary trends; the effects of interest rates on discounting future liabilities; the effects of acquisitions or divestitures; and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.

Condensed Income Statements (Unaudited) For the Quarters and Nine Months Ended Sept. 30, 2003 and 2002

(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Nine Months Ended

	Sept. 2003	Sept. 2002	Sept. 2003	Sept. 2002

Tons Sold (In Millions)	52.6	49.8	150.2	147.9

Revenues	$701.9	$714.6	$2,076.5	$2,047.3
Operating Costs	575.0	579.1	1,702.3	1,637.2
Depreciation, Depletion & Amortization	61.2	59.1	176.8	176.4
Asset Retirement Obligation Expense	7.5	—	20.6	—
Selling & Administrative	22.6	25.1	76.4	72.2

Operating Profit	35.6	51.3	100.4	161.5
Interest Income	(0.4)	(5.5)	(2.6)	(6.6)
Interest Expense:
Debt-Related Interest	18.9	23.8	67.6	72.3
Surety Bond and Letter of Credit Fees	3.4	2.0	9.8	4.5
Early Debt Extinguishment Costs(1)	—	—	53.5	—
Income Tax Expense (Benefit)	(8.5)	(1.5)	(49.6)	4.6
Minority Interests	0.7	3.5	2.4	10.9

Income Before Accounting Changes	21.5	29.0	19.3	75.8
Cumulative Effect of Accounting Changes, Net of Taxes	—	—	(10.2)	—

Net Income	$21.5	$29.0	$9.1	$75.8

Diluted EPS(2):
Income Before Accounting Changes	$0.39	$0.54	$0.35	$1.41
Cumulative Effect of Accounting Changes, Net of Taxes	—	—	(0.18)	—

Net Income	$0.39	$0.54	$0.17	$1.41

EBITDA(3)	$104.3	$110.4	$297.8	$337.9
Income Before Accounting Changes and Early Debt Extinguishment Costs(1)(3)	$21.5	$29.0	$72.8	$75.8
Diluted EPS:(1)(2)(3)
Income Before Accounting Changes and Early Debt Extinguishment Costs	$0.39	$0.54	$1.33	$1.41

(1)	For a better comparison with 2002 results, we have presented a pro forma measure of income and EPS excluding the charges related to the early debt extinguishment incurred in 2003. Prior to the adoption of Statement of Financial Accounting Standards No. 145 on January 1, 2003, all costs related to early debt extinguishment were classified as extraordinary items.

(2)	Weighted average diluted shares outstanding were 55.2 million and 53.6 million for the quarters ended September 30, 2003 and 2002, respectively, and were 54.5 million and 53.8 million for the nine months ended September 30, 2003 and 2002, respectively.

(3)	As required by SEC regulations, we have provided reconciliations of “EBITDA” and “income before accounting changes and early debt extinguishment costs” to the most directly comparable GAAP measures. The reconciliations are available in the “Investor Info” section of www.PeabodyEnergy.com.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

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Supplemental Financial Data (Unaudited) For the Quarters and Nine Months Ended Sept. 30, 2003 and 2002

	Quarter Ended			Nine Months Ended

	Sept. 2003	Sept. 2002		Sept. 2003	Sept. 2002

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$622.3	$658.3	(1)	$1,794.0	$1,877.4	(1)
Australian Mining Operations	7.7	1.4		20.6	1.4
Trading & Brokerage Operations	66.0	51.4		248.2	152.2
Other	5.9	3.5		13.7	16.3

Total	$701.9	$714.6		$2,076.5	$2,047.3

Tons Sold (in Millions)
East	11.7	11.8		34.3	36.4
West	33.8	32.8		96.2	96.2
Australian Mining Operations	0.4	0.1		0.9	0.1
Trading & Brokerage	6.7	5.1		18.8	15.2

Total	52.6	49.8		150.2	147.9

Revenues per Ton — U.S. Mining Operations
East	$25.84	$26.31		$26.03	$26.34
West	9.45	10.61	(1)	9.36	9.56	(1)
Total	13.67	14.76		13.74	14.16
Operating Costs per Ton — U.S. Mining Operations(2)
East	$22.03	$22.35		$21.82	$21.40
West	6.69	7.26		6.69	6.79
Total	10.64	11.25		10.67	10.79
Gross Margin per Ton — U.S. Mining Operations(2)
East	$3.81	$3.96		$4.21	$4.94
West	2.76	3.35	(1)	2.67	2.77	(1)
Total	3.03	3.51		3.07	3.37
Operating Profit per Ton	$0.68	$1.03		$0.67	$1.09

	Dollars in Millions

Gross Margin — U.S. Mining Operations	$137.8	$156.6 (1)	$401.4	$446.4 (1)
Gross Margin — Australian Mining Operations	2.6	0.8	2.2	0.8
Gross Margin — Trading & Brokerage Operations	9.3	5.0	40.7	33.3
Gross Margin — Resource Management	3.0	(1.1)	17.0	3.8
Selling & Administrative	(22.6)	(25.1)	(76.4)	(72.2)
Other Operating Costs	(25.8)	(25.8)	(87.1)	(74.2)
EBITDA	104.3	110.4	297.8	337.9
Depreciation, Depletion & Amortization	(61.2)	(59.1)	(176.8)	(176.4)
Asset Retirement Obligation Expense	(7.5)	—	(20.6)	—
Operating Profit	35.6	51.3	100.4	161.5
Capital Expenditures			118.8	161.3
Operating Cash Flow			115.8	208.6

(1)	Prior-year quarter and nine-month results include $42.7 million of revenue and $37.1 million of gross margin related to two contract resolutions. The effect on the West region’s per ton revenues and gross margin for the quarter was $1.30 and $1.13, respectively. The effect on the West region’s per ton revenues and gross margin for the nine-month period was $0.44 and $0.38, respectively.

(2)	Excludes depreciation, depletion and amortization; selling and administrative expenses; and certain other costs related to post- mining activities.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

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Condensed Balance Sheets Sept. 30, 2003, June 30, 2003 and Dec. 31, 2002

(In Millions)

	(Unaudited)	(Unaudited)
	Sept. 30,	June 30,	Dec. 31,
	2003	2003	2002

Cash & Cash Equivalents	$105.8	$111.6	$71.2
Receivables	154.1	125.5	153.2
Inventories	245.8	252.4	229.7
Assets from Coal/Allowance Trading Activities	43.7	47.2	69.9
Other Current Assets	33.7	32.2	25.9

Total Current Assets	583.1	568.9	549.9

Net Property, Plant & Equipment	4,290.1	4,324.7	4,273.0
Investments & Other Assets	332.8	333.6	317.2

Total Assets	$5,206.0	$5,227.2	$5,140.1

Current Maturities of Debt	$20.0	$31.9	$47.5
Liabilities from Coal/Allowance Trading Activities	24.1	28.6	37.0
Accounts Payable & Accruals	551.9	543.0	547.0

Total Current Liabilities	596.0	603.5	631.5

Long-Term Debt	1,166.2	1,171.8	981.7
Deferred Taxes	443.8	451.3	499.3
Other Long-Term Liabilities	1,895.4	1,920.4	1,909.4

Total Liabilities	4,101.4	4,147.0	4,021.9

Minority Interests	1.4	1.5	37.1
Stockholders’ Equity	1,103.2	1,078.7	1,081.1

Total Liabilities & Stockholders’ Equity	$5,206.0	$5,227.2	$5,140.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

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